Exhibit 99.1

IQVIA Reports First-Quarter 2020 Results; Issues Second-Quarter 2020 Guidance and Updates Full-Year 2020 Guidance

  First quarter revenue $2,754 million and Adjusted EBITDA $562 million
  GAAP Diluted Earnings per Share $0.42; Adjusted Diluted Earnings per Share $1.50
  R&D Solutions quarterly net book-to-bill ratio 1.42x including pass throughs and 1.35x excluding pass throughs; contracted backlog including pass throughs grew 14 percent year-over-year to $19.6 billion
  Full-year 2020 revenue guidance updated to $10,600 million to $10,925 million, Adjusted EBITDA of $2,200 million to $2,300 million and Adjusted Diluted Earnings per Share of $5.75 to $6.10

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--April 28, 2020--IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and contract research services to the life sciences industry, today reported financial results for the quarter ended March 31, 2020.

In light of changing business conditions related to COVID-19, the company provided updated first-quarter guidance on April 2, 2020. As disclosed at that time, IQVIA began 2020 with the same strong financial and operational momentum with which it closed 2019, with all three of the company’s segments performing to expectations in January and February. As a result of the global spread of the virus beginning in early March, the company began to experience an impact across all three of its reported segments, with a disproportionate impact to the R&D Solutions (R&DS) business.

First-Quarter 2020 Operating Results

Revenue for the first quarter of $2,754 million increased 3.7 percent at constant currency and 2.6 percent on a reported basis, compared to the first quarter of 2019. Technology & Analytics Solutions (TAS) revenue of $1,117 million grew 5.5 percent at constant currency and 3.9 percent reported. R&DS revenue of $1,441 million grew 2.4 percent at constant currency and 1.8 percent reported. This included a year-over-year decline in pass throughs, resulting in approximately 300 basis points of headwind to R&DS constant currency revenue growth. Contract Sales & Medical Solutions (CSMS) revenue of $196 million grew 2.6 percent at constant currency and 1.6 percent on a reported basis.

R&DS contracted backlog, including reimbursed expenses, grew 14 percent year-over-year to $19.6 billion at March 31, 2020. For the last twelve months ended March 31, 2020, contracted net new business, including reimbursed expenses, was up 7.5 percent compared with the twelve-month period ended December 31, 2019. The contracted book-to-bill ratio, including reimbursed expenses, was 1.42x for the first quarter of 2020. Excluding reimbursed expenses, the first-quarter contracted book-to-bill ratio was 1.35x. For the last twelve months ended March 31, 2020, the contracted book-to-bill ratio was 1.43x including reimbursed expenses and 1.36x excluding reimbursed expenses. To date, the company has not experienced any COVID-19 related trial cancellations. The company’s best estimate, based on the 2020 guidance assumptions described below, is that approximately $4.9 billion of backlog will convert to revenue in the next twelve months.

First-quarter 2020 Adjusted EBITDA was $562 million. GAAP net income was $82 million, and GAAP diluted earnings per share was $0.42. Adjusted Net Income was $294 million and Adjusted Diluted Earnings per Share was $1.50.

“Our team continues to execute well under these unprecedented circumstances. We have accelerated and expanded a variety of cost containment actions to counter the pressures on the top line. Importantly, we have quickly activated business continuity plans, including remote delivery capabilities in technology and analytics, remote monitoring and virtual trials in R&DS and virtual commercial activity with clients wherever possible. Despite restrictions placed on in-person access to clients, R&DS business development activity remained strong and the team added to our already industry-leading backlog. Demand for our technology and analytics offerings also remains strong and the TAS business benefits from a large portion of recurring revenue that we have built up over time,” said Ari Bousbib, chairman and CEO of IQVIA. “Our team is more energized than ever in fulfilling our company’s mission to help clients bring much needed treatments to patients and improve outcomes for patients across all diseases and therapies. In fact, we anticipate an acceleration of business momentum when the crisis subsides as delayed trial activities will still need to be performed. Combined with continued strength in new business wins, IQVIA is well positioned for a strong recovery by the end of 2020 and a return to our growth trajectory headed into 2021.”

Financial Position

The company continues to maintain strong liquidity. As of March 31, 2020, cash and cash equivalents were $927 million and the company had available borrowing capacity of $1.4 billion under its $1.5 billion revolving credit facility. The company’s nearest significant maturity is its Term Loan A in 2023. At the end of the first quarter of 2020, IQVIA’s Net Leverage Ratio was 4.7x trailing twelve month Adjusted EBITDA. The company is subject to two maintenance covenants under its credit agreement, both with significant cushion relative to required thresholds as described below:

	Requirement	As of March 31, 2020
Interest Coverage Ratio	≥ 3.50x	5.92x
Senior Secured Net Debt	≤ 4.00x	2.17x

Relative to the covenant thresholds above, the Consolidated EBITDA cushion was approximately $1.0 billion to $1.1 billion as of March 31, 2020. The calculations in the above table are based on the definitions of Consolidated EBITDA, Consolidated Senior Secured Net Debt and Consolidated Interest Expense in the company’s credit agreement.

Share Repurchase

Prior to the COVID-19 outbreak becoming a pandemic in March, the company had repurchased $321 million of its common stock in the first quarter, including the purchase of one million shares in connection with the February 2020 private resale by certain stockholders. Since the COVID-19 outbreak became a pandemic in March, the company temporarily suspended share repurchase activity. As of March 31, 2020, the company had approximately $1.0 billion of share repurchase authorization remaining.

2020 Guidance

The future course of the COVID-19 virus is inherently uncertain; however, the company has used its best efforts to estimate the impact of COVID-19 on its business and has made the following assumptions in developing its outlook for the second quarter and the remainder of 2020:

- New cases of the virus continue to increase globally through the second quarter, then level off and begin to decline by the end of the quarter. Business activity begins to recover during the third quarter, as access to clinical research sites resumes gradually during the quarter, with a return to 100 percent functionality at the beginning of the fourth quarter.

- Currently, with the exception of China, most of the company’s offices are closed and substantially all of IQVIA's employees are working remotely. Because this is also the case with the company’s clients, business development and execution activities, especially when they require face to face interaction, have been inhibited. The company assumes that commercial activity gradually resumes throughout the third quarter and returns to normal by the beginning of the fourth quarter.

- Currently, approximately 80 percent of the company’s clinical research sites are inaccessible due to limitations on the ability to travel to and access sites. The company assumes the number of inaccessible sites will average 70 percent through the second quarter. For the third quarter, the company assumes an average of 35 percent of sites will be inaccessible, with all sites open and accessible by the beginning of the fourth quarter.

Based on these assumptions, the company is revising the full year guidance it had previously provided on February 12, 2020. IQVIA now expects full-year 2020 revenue to be between $10,600 million and $10,925 million, Adjusted EBITDA to be between $2,200 million and $2,300 million, and Adjusted Diluted Earnings per Share to be to be between $5.75 and $6.10. This guidance includes the total estimated impact from general business disruption caused by the COVID-19 virus. The company currently estimates that approximately half of this impact will occur in the second quarter, over a third in the third quarter and the balance in the fourth quarter. This guidance also includes an approximate $75 million unfavorable impact to revenue due to foreign currency movements since the company last provided guidance.

IQVIA expects the second quarter to be the fiscal quarter most impacted by the COVID-19 crisis. The company expects revenue for the second-quarter 2020 to be between $2,365 million and $2,440 million, Adjusted EBITDA to be between $445 million and $470 million, and Adjusted Diluted Earnings Per Share to be between $1.00 and $1.09.

Full-year and second-quarter financial guidance assumes foreign currency exchange rates as of April 24, 2020 remain in effect for the remainder of the year.

Webcast & Conference Call Details

IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its first quarter 2020 financial results, and second quarter and full year 2020 guidance. To participate, please dial + 833-304-0042 in the United States and Canada or + 236-714-2086 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call and a presentation will be accessible live via webcast on the Investors section of the IQVIA website at http://ir.iqvia.com. An archived replay of the webcast will be available online at http://ir.iqvia.com after 1:00 p.m. Eastern Time today.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With approximately 67,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our full-year 2020 and second-quarter 2020 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: business disruptions caused by natural disasters, pandemics such as the COVID-19 (coronavirus) outbreak, international conflicts or other disruptions outside of our control; our ability to accurately model or forecast the spread and/or containment of COVID-19, among other sources of business interruption; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the scope of prescription or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures and Estimated COVID-19 Impact

Non-GAAP results, such as Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, the company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements and trademarks, trade names and other from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income attributable to IQVIA Holdings Inc. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Our full-year and second-quarter 2020 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition and integration related expenses, restructuring and related charges, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

The estimates for future periods are based in part on a number of assumptions outside the Company’s control. Normal business activities have been substantially disrupted by the COVID-19 outbreak. These business disruptions include various restrictions and limitations on our ability to perform on-site monitoring, execution of change orders, delivery of offerings that rely on face to face interaction or in person gatherings, and sale of information offerings, analytics and consulting projects. The unfavorable impact on R&DS revenue attributable to COVID-19 is largely due to operational disruption of clinical research sites, which impacts patient recruitment and patient study participation, and limitations on our ability to travel and access clinical research sites. These site access restrictions and impact on clinical trial conduct by the sites have a direct impact on our ability to perform our services and cause delays relative to pre-COVID-19 timelines. In our TAS business, certain offerings that rely on face-to-face interactions or are dependent on in-person gatherings, events or are expected to experience significant disruption, and where we are unable to execute on our commitments due to COVID-19, we are not able to recognize the associated revenue in the period. Similarly, the portion of our Real World business that requires site monitoring activity will be impacted by site closures, with a reduction in associated revenue.

IQVIAFIN

Table 1 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (preliminary and unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2020	2019
Revenues	$2,754	$2,684
Costs of revenue, exclusive of depreciation and amortization	1,824	1,748
Selling, general and administrative expenses	407	419
Depreciation and amortization	316	295
Restructuring costs	14	12
Income from operations	193	210
Interest income	(2)	(2)
Interest expense	106	110
Other income, net	(13)	(7)
Income before income taxes and equity in earnings of unconsolidated affiliates	102	109
Income tax expense	17	41
Income before equity in earnings of unconsolidated affiliates	85	68
Equity in earnings (loss) of unconsolidated affiliates	6	(1)
Net income	91	67
Net income attributable to non-controlling interests	(9)	(9)
Net income attributable to IQVIA Holdings Inc.	$82	$58
Earnings per share attributable to common stockholders:
Basic	$0.43	$0.29
Diluted	$0.42	$0.29
Weighted average common shares outstanding:
Basic	191.6	197.0
Diluted	195.7	201.7

Table 2 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (preliminary and unaudited)

(in millions)	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$927	$837
Trade accounts receivable and unbilled services, net	2,634	2,582
Prepaid expenses	173	138
Income taxes receivable	49	56
Investments in debt, equity and other securities	63	62
Other current assets and receivables	431	451
Total current assets	4,277	4,126
Property and equipment, net	445	458
Operating lease right-of-use assets	489	496
Investments in debt, equity and other securities	72	65
Investments in unconsolidated affiliates	71	87
Goodwill	11,989	12,159
Other identifiable intangibles, net	5,328	5,514
Deferred income taxes	120	119
Deposits and other assets	287	227
Total assets	$23,078	$23,251
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,384	$2,512
Unearned income	1,036	1,014
Income taxes payable	94	108
Current portion of long-term debt	139	100
Other current liabilities	254	211
Total current liabilities	3,907	3,945
Long-term debt	11,894	11,545
Deferred income taxes	618	646
Operating lease liabilities	366	396
Other liabilities	491	456
Total liabilities	17,276	16,988
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized at March 31, 2020 and December 31, 2019, $0.01 par value, 253.8 shares issued and 191.0 shares outstanding at March 31, 2020; 253.0 shares issued and 192.3 shares outstanding at December 31, 2019	11,012	11,049
Retained earnings	1,080	998
Treasury stock, at cost, 62.8 and 60.7 shares at March 31, 2020 and December 31, 2019, respectively	(6,065)	(5,733)
Accumulated other comprehensive loss	(485)	(311)
Equity attributable to IQVIA Holdings Inc.’s stockholders	5,542	6,003
Non-controlling interests	260	260
Total stockholders’ equity	5,802	6,263
Total liabilities and stockholders’ equity	$23,078	$23,251

Table 3 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (preliminary and unaudited)

	Three Months Ended March 31,
(in millions)	2020	2019
Operating activities:
Net income	$91	$67
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	316	295
Amortization of debt issuance costs and discount	3	3
Stock-based compensation	—	26
(Earnings) loss from unconsolidated affiliates	(6)	1
Loss (gain) on investments, net	8	(3)
Benefit from deferred income taxes	(40)	(12)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services and unearned income	(84)	(76)
Change in other operating assets and liabilities	(125)	(188)
Net cash provided by operating activities	163	113
Investing activities:
Acquisition of property, equipment and software	(141)	(141)
Acquisition of businesses, net of cash acquired	(14)	(175)
Purchases of marketable securities, net	(7)	(2)
Investments in unconsolidated affiliates, net of payments received	17	2
Investments in equity securities	(6)	—
Other	1	1
Net cash used in investing activities	(150)	(315)
Financing activities:
Proceeds from issuance of debt	800	—
Payment of debt issuance costs	(11)	—
Repayment of debt and principal payments on capital lease obligations	(25)	(25)
Proceeds from revolving credit facility	990	790
Repayment of revolving credit facility	(1,250)	(385)
(Payments) proceeds related to employee stock option plans	(41)	9
Repurchase of common stock	(345)	(145)
Distributions to non-controlling interest, net	(5)	—
Contingent consideration and deferred purchase price payments	(6)	(16)
Net cash provided by financing activities	107	228
Effect of foreign currency exchange rate changes on cash	(30)	19
Increase in cash and cash equivalents	90	45
Cash and cash equivalents at beginning of period	837	891
Cash and cash equivalents at end of period	$927	$936

Table 4 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED EBITDA RECONCILIATION (preliminary and unaudited)

	Three Months Ended March 31,
(in millions)	2020	2019
Net Income Attributable to IQVIA Holdings Inc.	$82	$58
Provision for income taxes	17	41
Depreciation and amortization	316	295
Interest expense, net	104	108
(Income) loss in unconsolidated affiliates	(6)	1
Income from non-controlling interests	9	9
Deferred revenue purchasing accounting adjustments	—	3
Stock-based compensation	—	26
Other (income) expense, net	(15)	6
Restructuring and related charges	15	12
Acquisition and integration related charges	40	28
Adjusted EBITDA	$562	$587

Table 5 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED NET INCOME RECONCILIATION (preliminary and unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2020	2019
Net Income Attributable to IQVIA Holdings Inc.	$82	$58
Provision for income taxes	17	41
Purchase accounting amortization (1)	239	225
(Income) loss in unconsolidated affiliates	(6)	1
Income from non-controlling interests	9	9
Deferred revenue purchasing accounting adjustments	—	3
Stock-based compensation	—	26
Other (income) expense, net	(15)	6
Royalty hedge gain	—	3
Restructuring and related charges	15	12
Acquisition and integration related charges	40	28
Adjusted Pre Tax Income	$381	$412
Adjusted tax expense	(78)	(92)
Income from non-controlling interests	(9)	(9)
Minority interest effect in non-GAAP adjustments (2)	—	(2)
Adjusted Net Income	$294	$309

Adjusted earnings per share attributable to common stockholders:
Basic	$1.53	$1.57
Diluted	$1.50	$1.53
Weighted average common shares outstanding:
Basic	191.6	197.0
Diluted	195.7	201.7

(1) Reflects all the amortization of acquired intangible assets. (2) Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Table 6 IQVIA HOLDINGS INC. AND SUBSIDIARIES CALCULATION OF GROSS AND NET LEVERAGE RATIOS AS OF MARCH 31, 2020 (preliminary and unaudited)

(in millions)
Gross Debt, net of Original Issue Discount, as of March 31, 2020	$12,033
Net Debt as of March 31, 2020	$11,106
Adjusted EBITDA for the twelve months ended March 31, 2020	$2,375
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	5.1x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	4.7x

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Contacts

Andrew Markwick, IQVIA Investor Relations (andrew.markwick@iqvia.com)
+1.973.257.7144

Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732